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                                                               EXHIBIT 10.17


                             PURCHASE AGREEMENT

                                  between

1.(a)  Mr. Franz-Josef Schwarz
       Rudolf-Diesel Strasse 16, 52428 Julich,
       Federal Republic of Germany

  (b)  Marlene Lohn
       Grunewald 2, 50933 Cologne-Junkersdorf
       Federal Republic of Germany

       acting not in her own name but as court appointed guardian for Nina Schwarz, born September 4, 1984, Rudolf-Diesel Strasse 16, 52428 Julich, Federal Republic of Germany (Lower Court (Amtsgerichts) Julich File No. 6 VIII 143-94).

the parties 1 (a) and (b) hereinafter collectively referred to as "Sellers",

                                     and

2.     Matthews International GmbH, Krefeld
       Carl-Sonnenschein-Strasse 118, 47809 Krefeld,
       Federal Republic of Germany,

       hereinafter referred to as "Buyer".


WHEREAS,

1. Sellers are the sole shareholders of S+T Gesellschaft fur Reprotechnik mbH, a company registered in the Commercial Register of the Court of Julich under HR 305 having a nominal capital of DM 50,000 (hereinafter referred to as the "Firm"). Seller Franz-Josef Schwarz is holding one share in the nominal value of DM 10,000 subscribed in the Notarial Deed of Notary Herbert Drummen of Stolberg on March 27, 1980 (Docket-No. 726/1980) [the "DM 10,000 Share"] and one share in the nominal value of DM 15,000 [the "DM 15,000 Share"] subscribed on December 2, 1985 subscribed by Notarial Deed of Notary Dr. Wolfgang Peter of Julich (Docket-No. 2390P/1985) [such shares hereinafter called the "Seller Franz-Josef Schwarz' Shares"]. Seller Nina Schwarz is holding one share in the nominal value of DM 10,000 subscribed by Mr. Lothar Thiesen on November 6, 1987 in the Notarial Deed of Notary Herbert Drummen of Stolberg on March 27, 1980 (Docket-No. 726/1980) and one share in the nominal value of DM 15,000 subscribed by Mr. Lothar Thiesen in Notarial Deed before Notary Dr. Wolfgang Peter, Julich of December 2, 1985 (Docket-No. 2390P/1985), both shares acquired by Seller Nina Schwarz from Mr. Lothar Thiesen on November 17, 1994 before Notary Dr. Wolfgang Peter, Julich (Docket-No. 2510P/1994) [such shares hereinafter called the "Seller Nina Schwarz' Shares"]. All shares referred to herein are fully and properly paid-in in cash.

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2.  The Firm is engaged in the production of all kinds of repro-graphic works and prints for the paper and other industries.
3. Seller, Nina Schwarz, is interested in selling the Seller Nina Schwarz' Shares, and Seller, Franz-Josef Schwarz, is interested in granting to Buyer a call option for a 30% interest in the Firm, and the Buyer which is a wholly owned subsidiary of Matthews International Corporation of Pittsburgh, Pennsylvania, USA, based on the representations and warranties made by Sellers and in accordance with the provisions of this Agreement, is interested in acquiring the Seller Nina Schwarz' Shares and to get the call option for the 30% interest in the Firm from Seller Franz-Josef Schwarz.
Annex I is the confirmation letter of Matthews International Corporation regarding the Buyer.

NOW, THEREFORE, the parties agree as follows:

                                     I.

                              Takeover Account

The Firm has prepared its financial tax statements (balance sheet and profit and loss account) as of December 31, 1997. Such financial statements are hereinafter called the "Takeover Accounts", and such Takeover Accounts show a minimum net equity (Eigenkapital) of DM 3.012.688,-- as of December 31, 1997 ("Balance Sheet Date") as hereby represented and warrantied (zugesichert) by the Sellers. Sellers hereby represent and warranty also that the Takeover
Accounts are not changed in any material aspect since the Balance Sheet Date (except the distribution of dividends of DM 700,000.--), and that the minimum net equity as represented and warrantied above has not decreased since then, as well as the non-adjusted EBIT of the Firm as of the end of the business year 1997 amounts to DM 2,951,330 (in words:
Two Million-Nine-Hundred-Fifty-One-Thousand-Three-Hundred-Thirty) Deutschmarks.


                                     II.

                               Indemnification

Sellers undertake to indemnify

1. the Firm, the Buyer and Matthews International Corporation against any and all liabilities (whether accrued or contingent and including tax liabilities) and risks existing on the Balance Sheet Date or arising from acts, omissions, events or circumstances in the time up to and including the Balance Sheet Date to the extent that such liabilities or risks are not shown or reserved against in the Takeover Accounts, except those risks which are fully covered by the Firm's insurances and which have been acknowledged by such insurers (see also
Part IX, Sec. 2);

2. the Firm and Buyer from and against all personal liabilities (including tax liabilities) of Sellers or anyone of them to the extent that the Firm or Buyer should, for any reason whatsoever be held responsible for such liabilities or such responsibility should be asserted.

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If items booked in the Takeover Accounts only have to be shifted to another business year than such of the Takeover Accounts, the indemnification by the Sellers is restricted to those liabilities which increase the liabilities on a consolidated basis of the respective business years.


                                     III.

      Sale of Stock, Call Option, Articles of Incorporation, Management

1. Seller Nina Schwarz sells, transfers and assigns (tritt ab) hereby to the Buyer the Seller Nina Schwarz's Shares with all rights (Nebenrechten) thereto. The Buyer acknowledges such sale, transfer and assignment of stock. Such sale, transfer and assignment of the Seller Nina Schwarz's Shares is subject to (aufschiebende Bedingung) the approval of such sale hereunder by the Custodian Court (Vormundsgericht) at the Lower Court (Amtsgericht) of Julich. The transfer and assignment of the Seller Nina Schwarz' Shares are further subject to (aufschiebende Bedingung) the receipt of the Letter of Credit referred to in
Section IV/2/(b) by the Law Firm Streck Mack Schwedhelm of Cologne authorized herewith by Marlene Lohn acting on behalf of Nina Schwarz to receive such letter of credit and to confirm the receipt. The aufschiebende Bedingung is deemed to have been fulfilled in any case as soon as the Law Firm Streck Mack Schwedhelm confirm such receipt in writing to the acting notary, who then shall notify the parties to this Agreement. The Letter of Credit shall be issued by the respective bank within one week after the Law Firm Streck Mack Schwedhelm of Cologne has confirmed in writing to the Buyer by telefax followed by hardcopy as well as to the acting notary that the Custodian Court has approved the Purchase Agreement with respect to Seller Nina Schwarz, attaching a copy of the approval by the Custodian Court thereto.

Seller Mr. Schwarz as managing director of the Firm and he and Seller Nina Schwarz as its shareholders, as well as the Buyer, as its future shareholder, by waiving all formalities under statutory laws and under the Articles of Incorporation, hereby approve the sale, transfer and assignment of the Seller Nina Schwarz' Shares sold hereunder, pursuant to Section 5 para 1 of such Articles of Incorporation of the Firm. Seller Mr. Schwarz hereby waives his right of first refusal (Vorkaufsrecht) under Section 5 para 2 of the Articles of Incorporation of the Firm.

2. Seller Mr. Schwarz hereby grants to the Buyer a call option to buy the DM 15,000 Share from him for the consideration agreed upon below (the "Call Option Consideration"), which call option can be exercised at any time from today's date by notifying Seller Mr. Schwarz' representative appointed in
Section IX/5 below in writing (the "Call Option"). Within 12 (twelve) months after the receipt of such exercise notification, and the final determination of the Call Option Consideration Seller Mr. Schwarz is obligated to transfer and assign the DM 15,000 Share to the Buyer or its designee. The appointment of a designee, who has to be an affiliate of the Buyer, has to be made in writing to Seller Mr. Schwarz' representative appointed under Section IX/5. The Call Option granted to the Buyer is also valid and enforceable in case of the death of Seller Mr. Schwarz against his successors.


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The Call Option has to be exercised by the Buyer at the latest by December 31,
2004.

The Buyer grants hereby the Seller Mr. Schwarz a put option (the "Put Option") to request the Buyer to purchase and to accept the assignment of the DM 10,000 Share for the consideration agreed upon below (the "Put Option Consideration").Such Put Option can only be exercised by Seller Mr. Schwarz or his successor after the Buyer has exercised the Call Option, and only in case neither Seller Mr. Schwarz nor his son, Rene Schwarz, is any longer a managing director of the Firm.

3. Becoming effective with the notarization of the transfer and assignment of the shares sold hereunder to the Buyer and as soon as the condition precedent with respect to the consent by the Custodian Court has been fulfilled ("Effective Date"), Mr. Schwarz continues to serve as managing director of the Firm, as well as Mr. Rene Schwarz as commercial executive (kaufmannischer Leiter) of the Firm under new employment agreements as attached to this Purchase Agreement as Exhibit III/2. and 3. The Buyer agrees that Seller Mr. Schwarz shall be the sole managing director of the Firm until Seller Mr. Schwarz is required to transfer and assign the DM 15,000 Share to the Buyer after exercise of the Call Option by the Buyer.

4. The Sellers are in agreement that the Firm shall be converted into a limited partnership under German law (Kommanditgesellschaft) with a newly-formed limited liability company (GmbH) as general partner in which Seller Mr. Schwarz and the Buyer shall hold 50% of the interest in the Kommanditgesellschaft and 50% of the shares of the GmbH, and that the Call Option and Put Option referred to in
Section III/2 above shall, with the conversion into a GmbH & Co. KG apply to the interests and shares held by Seller Mr. Schwarz and the Buyer, respectively, so that the exercise of the Call Option applies to a partial share to be held by Seller Mr. Schwarz in the GmbH in the nominal amount of DM 25,000 accordingly, and Seller Mr. Schwarz 50% interest in the Kommanditgesellschaft, and that the Put Option applies to the remaining share held by Seller Mr. Schwarz in the GmbH and the interest in the Kommanditgesellschaft after the exercise of the Call Option. Exhibit III/4/(a) is the Partnership Agreement for the Kommanditgesellschaft to be executed by Seller Mr. Schwarz and the Buyer immediately after the Effective Date, and Exhibit III/4/(b) is the Articles of Incorporation of the GmbH to be notarized by Seller Mr. Schwarz and the Buyer immediately after the Effective Date; the Firm shall record its assets and liabilities in the closing balance sheet at book value (carry-over basis).
Exhibit III/2 and 3 shall then be directly concluded between Seller Mr. Schwarz and Rene Schwarz, respectively, and the GmbH.

                                     IV.

                        Purchase Price, Consideration

1. The entire consideration for the sale and transfer of the stock of the Firm sold by Seller Nina Schwarz to Buyer pursuant to Part III above, and all transactions described above in the recitals and all other obligations undertaken by Seller Nina Schwarz hereunder shall be the aggregate of a purchase price (the "Purchase Price") for such stock sold of the Firm.

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2.  The Purchase Price for the Seller Nina Schwarz' Shares shall be computed and paid as follows:

(a) The Purchase Price shall be calculated on 7,5 x adjusted EBIT as of December 31, 1997 of the Firm minus debt other than trade debt [see Exhibit IV/2(a)] and as adjusted pursuant to Subsection (c) below. As represented and warrantied above by Sellers, the non-adjusted EBIT shall amount to DM 2,951,330 (in words: two million, nine hundred fifty-one thousand, three hundred and thirty German Marks). Based thereon, the Purchase Price shall amount to DM 11,855,500 (in words: eleven million, eight hundred fifty-five thousand and five hundred German Marks) . Such Purchase Price shall be reduced when it becomes due, as agreed upon hereunder,

- by DM 600,000, if the Firm's EBIT for the business year ending December 31, 1999 is greater than DM 3,0 million,

- by DM 300,000, if the Firm's EBIT for the business year ending December 31, 1999 is greater than DM 2.5 million but not exceeding DM 3.0 million,

- by DM 150,000, if the Firm's EBIT for the business year ending December 31, 1999 is greater than DM 2.0 million but not exceeding DM 2.5 million, and

- no reduction shall take place if the Firm's EBIT for the business year ending December 31, 1999 is smaller than DM 2.0 million.

Such reduction shall compensate the Buyer for agreeing to reorganize and transform the Firm into a GmbH & Co. KG only after the Effective Date. If German trade tax (Gewerbesteuer) shall be abolished or reduced by December 31, 1999, the reduction amount has to be adjusted accordingly, taking into account that the Buyer's financial disadvantages to the agreement to transform into a GmbH & Co. KG are less than expected without a change regarding German trade tax.

(b) Two-thirds of the Purchase Price becomes due on January 30, 2000. One-third of the Purchase Price becomes due two weeks after Seller Mr. Schwarz has presented to the Buyer as managing director of the Firm the balance sheet and profit and loss statement of the Firm for the business year ending December 31, 1999 and his determination of the Firm's EBIT as of such date. The payment of such one-third of the Purchase Price shall be accompanied by the payment of interest thereon at an interest rate of 6% for the period of time from January 30, 2000 to such payment by the Buyer. Buyer shall deliver to Seller Nina Schwarz a letter of credit issued by Mellon Bank, confirmed by either Deutsche Bank AG or Dresdner Bank AG of Germany to be drawable against such bank in Germany, in the full amount of the Purchase Price in compliance in all material aspects with Exhibit IV/2/b. The payment of the Purchase Price shall only be made by drawing under such Letter of Credit, provided, that the Buyer has to make the payment of the Purchase Price if the Letter of Credit is not honoured.
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(c)  In the event, that the EBIT of the Firm as of December 31, 1999 is less than the EBIT as of December 31, 1997, the Buyer is authorized to deduct from the Purchase Price an amount equal to the difference between the EBIT of 1997 and the EBIT of 1999 multiplied by 7.5, multiplied by the percentage interest in the Firm to be sold or transferred. The Buyer is also authorized to deduct from the Purchase Price an increase of the Firm's debt over DM 400,000,-- other than trade debts, multiplied by the percentage interest in the Firm to be sold or transferred. If the Firm has acquired an interest in local or foreign companies (Subsidiaries), the Purchase Price of the Firm will be increased by the full EBIT of the Subsidiaries corresponding to the percentage of interest in the particular Subsidiary at that particular date multiplied by 7.5, and then multiplied by the percentage of interest in the Firm to be sold or transferred. This applies irrespective of, whether or when the Firm receives revenue from these interests or have to be added according to the provisions of the Commercial Code or the tax laws.

Seller Mr. Schwarz undertakes to prepare the balance sheet and profit and loss statement of the Firm for the business year ending on December 31, 1999 and to inform the Buyer accordingly (the "Statement") and to determine the EBIT of the Firm and the Purchase Price without undue delay, and to permit Price WaterhouseCoopers or another accounting firm designated by the Buyer ("Buyer's Accountant") on behalf of Buyer to review and analyze all books and records of the Firm with respect to such balance sheet and profit and loss statements of the Firm as of December 31, 1999 and to determine, based thereon, the EBIT of the Firm as of December 31, 1999 and the Purchase Price. Buyer's Accountant shall also be permitted to participate in a physical inventory-taking. Seller Mr. Schwarz will give the customary declaration of completeness for these accounts. The Buyer has to notify Mr. Schwarz in writing one month from the presentation of the annual statement of accounts, the calculation of the EBIT and the Purchase Price by Mr. Schwarz whether he accepts the accounts, the EBIT and the Purchase Price.

If the Buyer or Price WaterhouseCoopers do not confirm the accounts or the EBIT established by Seller Mr. Schwarz within one month and if Buyer's Accountant cannot agree with Seller Mr. Schwarz or his tax advisor or accountant on a change of such accounts, the EBIT or the Purchase Price within one month after having received the Statement of the Seller Mr. Schwarz, then the points at issue shall be decided with binding effect on both, Seller Mr. Schwarz and Buyer, by an accounting firm with international experience to be appointed by Seller Mr. Schwarz and Buyer as arbitrator expert (Schiedsgutachter). The Schiedsgutachter shall be Arthur Andersen & Co. Wirtschaftsprufungs-Gesellschaft mbH of Dusseldorf. Seller Mr. Schwarz or Buyer will notify Arthur Andersen & Co. within one week after the above mentioned confirmation by Buyer or Price WaterhouseCoopers has been denied or has not been issued within the above mentioned period of time. If, however, Arthur Andersen & Co. does not agree to be appointed as Schiedsgutachter, or does not issue the above mentioned statement to Seller Mr. Schwarz within two months after being notified, in such a case another Schiedsgutachter shall be appointed, at the request of either Seller Mr. Schwarz or Buyer, by the Accountant Institute of Dusseldorf (Institut der Wirtschaftsprufer e.V., Dusseldorf). The fees of the Schiedsgutachter shall be evenly split among the parties.
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3.  The Call Option Consideration shall be determined by applying the same principle as to the determination of the Purchase Price referred to in Subsection 2 above (including Subsection (c)). Such EBIT of the Firm has to be determined as of December 31 of the business year ending before the calendar year in which Seller Mr. Schwarz is obligated, at the latest, to transfer and assign the DM 15,000 Share to the Buyer. In case the Buyer and Seller Mr. Schwarz do not agree on the amount of the Call Option Consideration, such Call Option Consideration shall be determined with binding effect on Seller Mr. Schwarz and the Buyer by the arbitrator expert, as agreed upon in Section IV/2/(c) above. The Call Option Consideration becomes due and has to be paid with the notarization of the transfer and assignment of the DM 15,000 Share by Seller Mr. Schwarz to the Buyer.

4. The Put Option Consideration shall be determined by applying the same principles as to the determination of the Purchase Price referred to in Subsection 2 above [including Subsection (c)]. Such EBIT of the Firm has to be determined as of December 31 of the business year ending before the calendar year in which the Buyer is obligated to accept the transfer and assignment of the DM 10,000 Share by Seller Mr. Schwarz upon exercise of the Put Option. In case the Buyer and Seller Mr. Schwarz do not agree on the amount of the Put Option Consideration, such Put Option Consideration shall be determined with binding effect on Seller Mr. Schwarz and the Buyer by the arbitration expert, as agreed upon in Section IV/2/(c) above. The Put Option Consideration becomes due and has to be paid with the notarization of the transfer and assignment of the DM 10,000 Share by Seller Mr. Schwarz to the Buyer.

5. The Call Option and the Call Option Consideration, as well as the Put Option and the Put Option Consideration apply even if Seller Mr. Schwarz or Mr. Rene Schwarz dies before the exercise of the Call or Put Option, respectively.

6. With the introduction of the Euro, the Purchase Price, the Call Option Consideration and the Put Option Consideration will be determined mutatis mutandis by the exchange ratio of the Deutschmark into the Euro, as applicable from January 1, 1999. Neither the Buyer nor Matthews International nor the Sellers have the right to withdraw from this Purchase Agreement or to ask for adjustment to the Purchase Price, the Call Option Consideration or the Put Option Consideration because of the introduction of the Euro replacing the Deutschmark.

7. Seller Mr. Schwarz agrees that the Call Option and Put Option Considerations shall serve as collateral for all claims of the Buyer under the indemnifications and representations and warranties agreed hereunder against Seller Nina Schwarz, which permits the Buyer to deduct such claims under indemnification or because of misrepresentations or breach of warranty from such Consideration.

8. All payments to be made by Buyer with respect to the Purchase Price or with respect to the Consideration shall be received by Seller Nina Schwarz and Seller Mr. Schwarz, respectively, without deduction of bank charges.


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                                     V.

                       Representations and Warranties

In the execution of this Purchase Agreement, Matthews International Corporation and the Buyer rely on the accuracy of the representations and warranties made by Sellers in the agreement and hereinafter. Sellers herewith expressly represent and warrant as guaranteed qualities (Zusicherungen) of the Firm that on today's date the following representations and warranties are correct:

1. (a) The information given in the Preamble hereto is complete and accurate in all aspects.

(b) Other persons and companies than Sellers do not hold directly or indirectly any interest in the Firm of any nature whatsoever, nor do they have a right to such an interest. The interests in the Firm are not subject to any rights of third parties.

(c) Sellers and their relatives (Angehorige) in the meaning of Section 15 of the German Tax Code (Abgabenordnung) - "Relatives" - do not hold an interest whatsoever in other enterprises in the repro graphic print business except for stock quoted at a stock exchange.

2. Sellers have permitted Price WaterhouseCoopers ("Buyer's Accountant") on behalf of Matthews International Corporation and of Buyer to review and analyze the tax accounts of the Firm since December 31, 1995 These accounts submitted by Sellers to the Buyer's Accountant (copies of which are listed in Exhibit V/2) have been prepared with the care of a conscientious businessman in accordance with accounting and valuation principles generally accepted in the Federal Republic of Germany and these principles have been applied consistently and without change as in prior fiscal years of the Firm, respectively. All ascertainable risks, devaluations and losses have been reflected by sufficient depreciation, adjustment in value and reserves. The said material is complete and accurate and presents fairly and completely the financial condition of the Firm respectively at the respective dates and the results of the operations of their business for the periods thereby covered. All other information given to the Matthews International Corporation, Buyer and Buyer's Accountant was true and accurate and was not incomplete in a way as to make any information given misleading.

3.  Since December 31, 1997, there has not been in the Firm

(a) any change in the business operations or the financial conditions or the manner of conducting the business other than changes arising in the ordinary course of business, none of which has had a material adverse effect on the business operations or the financial condition of the Firm;

(b) any damage, including financial damage or loss (whether covered by insurance or not) materially adversely affecting any material asset or the business operations of the Firm;
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(c)  the termination or a material change of any material contract of the Firm;

(d) any increase in the compensation payable or to become payable by the Firm to employees generally or individual employees or consultants over and above the amounts paid on December 31, 1997, other than normal increases of salaries and wages and other than listed in Exhibit V/3/d.

4. The Firm has good, unrestricted and unencumbered title to, and possession of, all moveable property reflected in the accounts as listed in Exhibit V/2., and such property which has been acquired since then. All stocks are in good and salable condition.

5. The amount shown in the accounts listed in Exhibit V/2. and to be shown in the Takeover Accounts as receivables for services and for goods sold will be fully collectible of their book values, minus sconti or boni to be deducted in the ordinary course of business, without deduction or cost within the ordinary course of business, minus DM 80,000.--, which represent the general reserve of the Firm for uncollectible receivables.

6. Except as shown in Exhibit V/6. hereto, there is no litigation, arbitration or administrative proceeding or investigation pending against the Firm nor are circumstances known to exist which reasonably might be expected to result in such litigation, arbitration, administrative proceedings or investigation, nor is the Firm a party to any other litigation or contentious proceeding. All financial risks connected with the litigation and other proceedings are fully covered by sufficient provisions in the accounts listed in Exhibit V/2 and to be listed in the Takeover Accounts. The Firm is not subject to a decision or settlement in any legal, arbitration or in administrative proceedings which materially restricts it in certain business measures, the acquisition or sale of assets, in competition or in the operation of its business.

7. Exhibit V/7. hereto contains a complete and correct list of filled and vacant real estate or rights in or to real estate, all buildings, improvements and constructions used or to be used by the Firm.

The respective Lessors have full and unrestricted title or an unrestricted claim to and possession of such real estate, rights, buildings, improvements and constructions (hereinafter referred to as the "Firm's Real Estate").

The Lessors have not disposed of or taken any steps to dispose of the Firm's Real Estate and is not under any commitment to dispose of it.

Except for those encumbrances listed in Exhibit V/7. to this Agreement, the Firm's Real Estate is not subject to any encumbrances, restrictions or rights of third parties, whether or not registered in the Land Register, and no applications for the registration of any encumbrances, restrictions or rights of third parties in the Land Register have been filed, nor have the respective Lessors granted or are committed to grant any such rights to third parties or have subjected or are committed to subject the Firm's Real Estate to any such encumbrances or restrictions.
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All building improvements and constructions on the Firm's Real Estate are in good and serviceable condition, normal wear and tear accepted. Such buildings neither encroach on property owned by third parties nor are they in violation of any rights of third parties or municipal zoning plans or other legal provisions in the relevant jurisdictions.

All permits required for the buildings have been properly granted.

The condition and the present use of the Firm's Real Estate, including the buildings thereon, do not violate the building regulations or restrictions and are unobjectable within the meaning of the applicable administrative and other legal provisions in the relevant jurisdictions. The Firm's Real Estate is in each location contiguous and not split by strips or gores of land owned by third parties or by natural divisions or hindrances.

To the best knowledge of the Sellers, there are no municipal zoning plans or similar regulations impeding construction on the vacant or partly vacant Firm's Real Estate in a way which would materially impair the expansion of existing or the construction of new buildings in accordance with the normal growth of the business of the Firm, nor would the lack of such plans or regulations have any such consequences.

The Firm's Real Estate is fit and can be fully and unrestrictedly used for the Firm's business in all respects.

Seller Mr. Schwarz is not aware of any defects, conditions and/or circumstances related to the Firm's Real Estate and/or buildings thereon and the use thereof, which could materially restrict or impair the business of the Firm.

All representations and warranties contained in this sub-paragraph apply mutatis mutandis to the new building referred to in Exhibit V/7. at the address Helmholzstrasse, 52428 Julich which is presently being erected and to be used by the Firm by approximately November 1998.

8. Exhibit V/8. contains a true and complete list of all current lease contracts of the Firm (other than the leases listed on Exhibit V/7, and all information contained in Exhibit V/8. with respect to these contracts is correct. These lease contracts are valid and binding on the parties thereto. The Firm has not breached or is in default under any material obligation contained in any of these contracts. The execution and consummation of this Agreement does not give to the other contractual party a right of termination or the right to an amendment of such contract.

9. Except as listed in Exhibit V/9., the Firm is not obliged - under a contract or a promise or as a result of prior practice or for any other reason - to pay to its respective employees or some of them any old age or disablement pension or other old age or disablement benefits or any compensation based on the sales and/or profits of the Firm or any particular shop or any other form of a deferred compensation.
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10.  The Firm is holding such trademarks, patents and other industrial property rights as listed in Exhibit V/10.1 hereto; the Firm owns all copyrights to the products sold and to be sold in the future, and such copyrights are unrestricted and are not pledged with any rights of third parties including, without being limited to, employees of the Firm. The Firm does not hold any other industrial property rights. The industrial property rights listed in Exhibit V/10.1 and the copyright referred to above constitute all such rights necessary for the conduct of the Firm's business in the manner currently conducted by them. There do not exist any rights of third parties, and in particular no industrial property rights of third parties which the Firm infringes by its firm name or any part thereof or by any name used by it or any other act within its business. The Sellers do not own any industrial rights, especially no patent rights or copyrights, which belong to the business of the Firm or is related thereto.

11. Exhibit V/11. hereto contains a complete and correct list of the 10 largest customers and the ten largest suppliers of the Firm, as well as of all suppliers of the Firm, which are the sole source of supply for goods and services of any kind for which there is not alternative source on comparable conditions (except for energy supply agreements and PTT services).

The Firm had no significant problems in obtaining in a timely manner and at reasonable costs any and all materials (raw, finished and otherwise) used or to be used in the business of the Firm, nor does the Firm have any reason to believe that it will have any significant problems in obtaining such materials in the future. The Firm has not received written notice of intent to terminate any material contracts or agreements for the purchase of the products of the Firm nor does the Firm have knowledge of any circumstances which are likely to result in the Firm's five largest customers materially decreasing their purchase of the Firm's products during the twelve months immediately after the Effective Date.

12. Exhibit V/12. contains a complete list of all managing directors and other employees, including blue collar employees presently employed with the Firm or to be employed after the Effective Date, showing their age, date of commencement of employment, present salary, applicable termination periods, special status e.g., having notified the Firm as being handicapped or pregnant persons.

13. The Firm has no works council and, to the best of the Seller's knowledge, they do not know of any intention of the Employees of the Firm to elect a works council. The Firm is not a member of any employer's association or representational body.

14. Exhibit V/14. hereto contains a complete and accurate list of the bank and post-check accounts of the Firm stating the persons entitled to draw on these accounts.

15. Exhibit V/15. hereto contains a complete and accurate list of all powers of procuration, powers of attorney and other powers granted by the Firm (other than bank powers see Section 16 in this respect - and other than the powers of sales staff).
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
16.  The Firm has

(a) duly filed all tax returns up to and including 1998 and other reports required under the applicable laws with tax and other authorities,

(b)  made all current tax prepayments for all applicable taxes,

(c) withheld all taxes, social security charges and other charges to be withheld and have paid them to the respective recipient.

At all times during the past ten (10) years, all holders of the Nina Schwarz Shares and the Seller Mr. Schwarz Shares have been subject to unlimited German taxation (unbeschrankte Steuerpflicht) and have been, and presently are, eligible for the German imputation tax credit. The sale is a taxable transaction for such Seller.

17. Since January 1, 1998, the Firm has, to the Sellers' best knowledge, always carried adequate insurance and will continue to have adequate insurance until the Effective Date and thereafter against the risks which a conscientious businessman usually covers. All insurance contracts as completely and accurately listed with their coverage and premiums to be paid on Exhibit V/17 are in full force and effect and no notice for their termination has been given and all premia due until today or until the Effective Date, respectively, have been or will be duly paid.

18. Sellers are not aware of any particular circumstances which could in the future materially adversely affect the business of the Firm.

In the transactions between the Firm and their respective suppliers and customers, the Firm has not been given any preferential conditions pursuant to a personal relationship of the other party to Sellers or anyone of them.

19. Sellers and their Relatives and companies and partnerships directly or indirectly controlled by Sellers and/or their Relatives do not have any claims or other rights against the Firm or in any tangible or intangible asset which is used or destined to be used in the business of the Firm, except the employment agreements of Seller Mr. Schwarz and Mr. Rene Schwarz with the Firm and the Lease Agreements for the premises of the Firm referred to in Exhibit V/7 and Exhibit IX/1(b).

20. (a) Except as specifically provided in Exhibit V/20(a) hereto, the Firm is not in default under any law or ordinance, or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality wherever located (other than as may be described elsewhere herein).
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
(b) The Firm has operated from their inception, and will continue to operate through the Effective Date, legally and in compliance with all conditions and requirements of all applicable zoning laws, federal, state and local statutes, ordinances, rules, regulations, permits, policies, guidelines, orders, franchises, authorizations and consents, and neither the Firm nor the Sellers have received notice of any asserted past or present failure to comply with any law, ordinance, regulation, permit, order or requirement. The Sellers know of no other facts or circumstances which may result in any future civil, administrative or criminal proceedings against the Firm.

(c) Neither the Firm nor the Sellers are aware of or know of any proposed law or regulation or any event or condition of any character which would or could materially and adversely affect the business being sold hereunder or the future prospects of such business.

21. Exhibit V/21. sets forth, for each of the last three fiscal years of the Firm, and for the period ended on the date hereof, each warranty or service claim in the amount of DM 5,000 in each case made against the Firm during such interim period, together with a description of such claim, the status of such claim and the expense incurred to date with respect to such claim.
There are adequate reserves reflected on the Takeover Accounts for all claims made under product and service warranties of the Firm provided to their customers.

22. The Firm' performances of professional services have been conducted in accordance with standards of professional practice ordinarily exercised by the applicable profession at the time and within the locality where the services were performed, including, without limitation, compliance with applicable laws, regulations and standards governing the provision of professional services to the public.

23. Besides statutory warranties under German law, the Firm does not use any additional warranties or extended statutory warranties (Gewahrleistungen) in its business with its customers.

24. The certificate of the Tax Consultant Mr. Ochsenbruch, attached as Exhibit V/24 hereto, confirms that, to the knowledge of the signor, Seller Nina Schwarz has no liabilities except possible liabilities with respect to gift tax which is disputed in the maximum amount of DM 852,800 plus interest. This is hereby also represented and warrantied by Seller Mr. Schwarz. The Sellers hereby indemnify the Buyer from all possible claims of third parties in case liabilities are transferred to Buyer by operation of law pursuant to Section 419 of the German Civil Code; the Buyer is not required to restrict such liabilities pursuant to Sections 1990, 1991 of the German Civil Code.


                                     VI.

                       Period until the Effective Date

For the period between today and the Effective Date, the parties agree as follows:
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
1. Sellers will give Matthews International Corporation and Buyer and their respective representatives access to the Firm's files including all their books and records.

2. Sellers guarantee that until the date of the Effective Date, the Firm will operate its business in the normal manner consistent with past practice and that, without the prior written consent of Matthews International Corporation, the Firm will not enter into any contract or assume any liability other than contemplated herein or in the ordinary course of business or as contemplated in
Exhibit 1 (Katalog zustimmungsbedurftiger Geshafte)to the Employment Agreement with Seller Mr. Schwarz (see Exhibit III/2.) even if such Employment Agreement is not yet effective.

3. Sellers agree that they will not make or let any of the other persons or companies or partnerships referred to in Part V Section 17 above make any withdrawals from the Firm for any purpose whatsoever. For this purpose the term "withdrawals" includes the declaration or payment of a dividend or interim dividend, any payment to Sellers or their Relatives under lease, employment, advisory or similar contracts and the repayment of, or the payment of interest for, any balances on capital, loan or other accounts of Sellers to the Firm, except those payments to be made to Seller Mr. Schwarz under his present Employment Agreement as disclosed during due diligence and payment of salary and other employment related benefits to Mr. Rene Schwarz under Mr. Rene Schwarz' present Employment Agreement as disclosed during due diligence at the Firm.


                                     VII.

                        Liability, Full Implementation

1.  Any inspection, audit or investigation pursuant to Part I and Part VI,
Section 1 and any review, inspection or investigation made by or on behalf of Matthews International Corporation or the Buyer before the execution of this Agreement, shall in no way affect the representations and warranties of Sellers contained herein or made in pursuance hereof.

2. The period of limitation for any claims hereunder shall be 36 months from the date of the Effective Date unless a longer period of limitation is provided for the respective claim by the laws of the Federal Republic of Germany. The said period of limitation of no less than 36 months shall, to the extent necessary, extend with respect to tax liabilities until the expiration of six months after final assessment following the tax audits for the respective periods, of all taxes of the Firm relating to the period up to the Balance Sheet Date.

3. Seller Nina Schwarz' liability under this Agreement is capped and limited to the Purchase Price.

4. With respect to the handling of tax matters and changes, if any, which may result from a tax audit the following shall apply:
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
(a) Buyer will notify Sellers in time of any tax audit relating to the period until the Balance Sheet Date. Sellers are entitled to participate in any such tax audit, to be authorized to open and to conduct any possible remedy proceedings (Rechtsbehelfsverfahren) and to appoint consultants of their own choice in this respect, irrespective of whether the respective tax audit concerns business taxes or personal taxes of Sellers.

(b) If, as a result of such tax audit, there should be an increase of the taxes of the Firm payable for the period up to the Balance Sheet Date, these taxes shall be borne by Sellers and Sellers will, if applicable, compensate Buyer in full for any such increase of taxes, but only once. For this purpose, no compensation shall result if such an increase of taxes results from higher income in an earlier taxable year with reciprocal consequences in a later taxable year (Phasenverschiebung), for example, the acceleration of income or lowering of depreciation. In the event of hidden profit distributions (verdeckte Gewinnausschuttung) arising up to the Balance Sheet Date, the Sellers will only be liable for the amount of the "distribution burden" (Ausschuttungsbelastung) on the hidden profit distribution plus dividend withholding tax and solidarity surcharge, if any, and also for trade taxes (Gewerbesteuern) resulting from the disallowance of deductions. In this case, the Firm shall issue a Tax certificate to the payee of the hidden profit distribution (Steuerbescheinigung).

(c) The result of the tax audit shall have no other effects on the present Agreement except those described in Paragraph (b) above. In particular, other than under the provisions set out in the preceding Paragraph 4(b), profit increases or profit decreases determined by the tax office shall not affect the Purchase Price. The representation and warranties in accordance with part V shall not be affected.

5. Sellers undertake to execute in due form and deliver at the request of Buyer also at any time after today's date and without additional remuneration any documents and to perform any acts which may be necessary in order to comply fully with the purpose of this Agreement.


                                    VIII.

                     Secrecy, Non-Competition Undertaking

1. Sellers undertake to keep strictly secret all operating and business secrets of the Firm and not to use such secrets for themselves. This applies, as well, to the Buyer who is, however, authorized to make use of such secrets limited to the members of the affiliates of Matthews International Corporation.

2. Seller Mr. Schwarz undertakes for a period of five years from the date of the Effective Date not to cause or influence any employee agent or adviser (excluding lawyers, certified public accountants and tax advisers) now or since January 1, 1998, or in the future employed or retained by the Firm, to work in whatever way for them or for an enterprise in which they have an interest or for a competitor.
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
3. Each of Sellers undertakes for a period of five years from the date of the Effective Date not to be engaged in any part of the geographical area of Germany in any manner whatsoever in the operation of a repro graphic print business nor to assist third parties in any way whatsoever, even if only in an advisory capacity, in the operation of such a business, nor to acquire an interest of any kind (including as a Lender) whatsoever in an enterprise which operates such a business, unless approved by Buyer in writing. This restriction does not apply to the acquisition of stock quoted on a stock exchange of a company which operates such business if Sellers and their Relatives do not in the aggregate directly or indirectly acquire shares in the nominal amount of more than 5 % of the share capital of the respective company.

4. The Buyer and Matthews International shall not acquire a company in Europe which would compete with the Firm and the Firm's customers, except as consented to by Seller Mr. Schwarz in writing.


                                     IX.

                                   General

1. Sellers covenant to immediately apply to the Custody Court for approval to this Purchase Agreement. In case the approval has not been granted by the Custody Court within six (6) months from the Effective Date, the Buyer is authorized to terminate and to withdraw from this Purchase Agreement by giving notice to Sellers' designee appointed pursuant to Section IX/5 below. Exhibit IX(a) is the consent of Seller Mr. Schwarz' wife to the execution of this Purchase Agreement and the transfer and assignment of the shares sold hereunder to the Buyer. Exhibit IX/1(b) is the Lease Agreement among the Firm and Seller Franz-Josef Schwarz and Rene Schwarz with respect to the Firm's Real Property and the Seller's covenant that such lease shall be terminated immediately upon entry of the change of legal form of the Firm into a partnership into the Commercial Register, and upon such termination the Firm shall not be obligated to pay for repairs or to arrange for rebuildings (Ruckbauten); the deposit of DM 100,000 (old lease) has to be applied to the deposit required under the new lease. Exhibit IX/1/(c) is the new lease agreement for the Helmholz Strasse premises.

2. As far as customers have raised or may raise claims against the Firm for its works performed or other acts or omissions taken until the Effective Date and if such claims are either not covered by sufficient reserves in the Takeover Accounts or the Firm' liability insurance, the Buyer shall arrange that the respective Firm shall authorize the Sellers or, if they decide so in writing, one of them, to pursue such claim and to monitor, if necessary, the defense of the respective Firm against such claim, provided, that any kind of increase of the respective Firm's liability, either by countersuit or similar actions, has to be approved by the respective Firm, and this applies also to any kind of settlement with the respective customer. The Firm and the Sellers shall inform each other about any step and action in such proceedings by copying all letters, motions, briefs, etc.
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
3. The costs of Sellers' Accountant and legal advisors shall be borne by Sellers, and those of the Buyer's Accountant and its legal advisors shall be borne by Buyer.

The notary's fees as well as transfer taxes, if any, connected with this Agreement shall be borne by Buyer, provided that Seller Mr. Schwarz shall pay for the notary fees or reimburse and indemnify the Buyer with respect to the notary fees in case the Custody Court finally refuses to approve this Purchase Agreement. With respect to this undertaking of Seller Mr. Schwarz, the Agreements hereunder are not subject to the approval by the Custody Court but binding and enforceable on Seller Mr. Schwarz and the Buyer.
Apart therefrom, each party shall bear the costs of its advisors and auditors.

4. Changes and amendments to this Agreement shall only be valid if in writing or, if necessary, in notarized form. Declarations to be made under this Agreement shall be made in writing unless expressly provided otherwise

5. Sellers on the one hand and Matthews International Corporation and Buyer on the other shall at any time designate to the respective other party a physical or legal person with address in Germany who is entitled to make and accept for the respective party all declarations pursuant to this Agreement or in connection therewith. This representative also has the power to accept service of process. This power shall continue until the expiration of 14 days after the respective party has designated to the other party another representative with address in Germany who has the same rights. A change of the address of the representative is binding upon the other party only 14 days after it has been notified thereof in writing.

Sellers designate as such representative:

Mr. Rene Schwarz,
Heinrich-Casson-Strasse 1
52428 Julich

Buyer designates as such representative:

Joseph C. Bartolacci
Matthews International Corporation
Two NorthShore Center
Pittsburgh, PA 15212-5851
USA
Fax: (++1) 412.442.8290

6. Should any provision of this Agreement be or become invalid in whole or in part, the validity of the other provisions shall not be affected thereby. To the extent legally possible, the invalid provision shall be replaced by a provision corresponding to the meaning and purpose of this Agreement.

7.  This Agreement shall be governed by German law.
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
8.  The English version of this Agreement shall be binding.

9. Exhibit IX/9. is the Arbitration Agreement among the Sellers and the Buyer with respect to any disputes arising among them with respect to this Purchase Agreement and the separately to-be notarized transfer and assignment of the shares sold hereunder.

The acting notary is requested by the parties to only issue one certified copy of this notarial deed to Marlene Lohn for the purpose of applying for the approval by the Custodian Court. As the Purchase Agreement is subject to two conditions (aufschiebende Bedingungen), namely the approval by the Custodian Court and the receipt of the Letter of Credit to be confirmed by the Law Firm Streck Mack Schwedhelm of Cologne to the acting notary, the acting notary is requested to bind a copy of the approval by the Custodian Court and a copy of the confirmation by the Law Firm of Streck Mack Schwedhelm that the Letter of Credit has been received into this notarial deed after their receipt, and only then to issue upon request of the parties certified copies of this Deed. In the time in between the acting notary is authorized to issue uncertified copies.

The deed, the Annex and all Exhibits thereto, except the English language parts of the bi-lingual Exhibits which are only added for information purposes and which do not form part of this deed, have been read aloud in the presence of the acting notary to the persons appearing and such persons and the acting notary approve and sign this Notarial Deed by hand as follows:


F. Schwarz
M. Lohn
J. Bartolacci
W. Schlemmer, Notary


September 19, 1998
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